Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-1 of our report dated February 28, 2020, relating to the consolidated financial statements and financial statement schedules of Allstate Life Insurance Company and subsidiaries, appearing in the Annual Report on Form 10-K of Allstate Life Insurance Company for the year ended December 31, 2019. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois
March 2, 2020